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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                    CONTACT: CHRIS WELLBORN, (214) 309-4007


      DAL-TILE REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FOR 2001

DALLAS, JANUARY 21-- Dal-Tile International Inc. (NYSE: DTL) today announced record sales and profits for the fourth quarter and fiscal year 2001. For the fourth quarter, sales increased $21.6 million, or 9.4 percent, to $250.8 million versus $229.2 million for the fourth quarter of 2000. On a pro forma
- fully taxed basis, net income for the fourth quarter increased $5.2 million, or 31.1 percent, versus the fourth quarter of 2000 to $21.9 million, or $0.37 per share. Pro-forma net income excludes a $1.6 million extraordinary item, net of tax, related to the fourth quarter restructuring of the company's debt facilities.

For the year, sales increased $76.6 million, or 8.0 percent, to $1.0 billion compared to $952.2 million in fiscal year 2000. On a pro forma - fully taxed basis, net income for the year increased $13.3 million, or 20.3 percent, over the prior year to $78.9 million, or $1.35 per share. Sales increased across all product segments driven primarily by growth of the residential business. Sales through company-operated sales centers increased 9.5 percent versus last year, while American Olean distributor sales were up 5.0 percent and Home Center sales were up 3.9 percent. Gross margins declined 80 basis points due mainly to product mix and declining prices for floor tile. However, this decline was more than offset by reductions in selling, general and administrative expense and transportation cost. Profit margin before tax increased 130 basis points to 12.5 percent due to lower operating costs and decreased interest expense achieved through a $94.7 million reduction in debt.

"We are very proud to have reached the $1 billion sales milestone, especially during a time of such economic uncertainty," said Jacques Sardas, president, chairman and CEO. "Since 1997 we have been increasing shareholder value by reducing our debt by over $320 million, achieving a debt to capital ratio of 45 percent, and accumulating 15 consecutive quarters of increased sales and profits. We have made great strides in meeting these objectives and now we are looking forward to new and exciting growth opportunities with our proposed merger with Mohawk Industries, Inc.," added Mr. Sardas.

Dal-Tile is the largest manufacturer, distributor and marketer of ceramic tile in the United States and one of the largest in the world. Headquartered in Dallas, Texas, the company has approximately 7,800 employees at its facilities in North America.

The company sells its products, marketed under the brand names Daltile(R) and American Olean(R) through a network of company-operated sales centers, independent distributors and leading retail home centers

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nationwide. Dal-Tile's stock is traded on the New York Stock Exchange under the symbol DTL. Additional information on the company and its products is available on the Worldwide Web at http://www.daltile.com.

DAL-TILE INTERNATIONAL INC.

Note: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: CERTAIN OF THE STATEMENTS IN THIS PRESS RELEASE, PARTICULARLY THOSE ANTICIPATING FUTURE FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, GROWTH AND OPERATING STRATEGIES, NEW PRODUCTS AND SIMILAR MATTERS, CONSTITUTE "FORWARD-LOOKING STATEMENTS". FOR THOSE STATEMENTS, DAL-TILE CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS ARE BASED ON ASSUMPTIONS REGARDING THE COMPANY'S ABILITY TO MAINTAIN ITS SALES GROWTH AND GROSS MARGINS AND TO CONTROL COSTS AND ON ASSUMPTIONS REGARDING THE PERFORMANCE OF THE ECONOMY. THESE STATEMENTS ARE BASED LARGELY ON THE COMPANY'S EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE IMPACT OF COMPETITIVE PRESSURES AND CHANGING ECONOMIC CONDITIONS ON THE COMPANY'S BUSINESS AND ITS DEPENDENCE ON RESIDENTIAL AND COMMERCIAL CONSTRUCTION ACTIVITY, THE FACT THAT THE COMPANY IS HIGHLY LEVERAGED, RELIANCE ON THIRD PARTY SUPPLIERS, INCREASES IN PRICES OF RAW MATERIALS AND ENERGY, CURRENCY FLUCTUATIONS, OTHER FACTORS RELATING TO THE COMPANY'S FOREIGN MANUFACTURING OPERATIONS, THE IMPACT OF PENDING REDUCTIONS IN TARIFFS AND CUSTOMS DUTIES, ENVIRONMENTAL LAWS AND REGULATIONS, CONDITIONS IN THE FINANCIAL MARKETS RELEVANT TO THE PROPOSED MERGER OF THE COMPANY AND MOHAWK INDUSTRIES, INC., THE SUCCESSFUL INTEGRATION OF THE COMPANY AND MOHAWK INDUSTRIES, INC., AND THE RISK FACTORS OR UNCERTAINTIES LISTED FROM TIME TO TIME IN DAL-TILE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          -- FINANCIAL TABLES FOLLOW --

                                   # # # # #

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                           DAL-TILE INTERNATIONAL INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 28, 2001 AND DECEMBER 29, 2000
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                            ---------------------------------      --------------------------------------
                                               DECEMBER 28,      DECEMBER 29,        DECEMBER 28,           DECEMBER 29,
                                                   2001             2000                2001                   2000
                                            ----------------   ---------------     ---------------   --------------------
   Net sales                                       $250,808          $229,210          $1,028,794               $952,156
   Cost of goods sold                               135,552           121,050             546,345                497,933
                                            ----------------   ---------------     ---------------   --------------------
   Gross profit                                     115,256           108,160             482,449                454,223
   Expenses:
      Transportation                                 16,292            16,117              67,919                 64,549
      Selling, general and administrative            59,131            56,356             259,797                247,099
      Amortization of intangibles                     1,378             1,378               5,512                  5,512
                                            ----------------   ---------------     ---------------   --------------------
   Total expenses                                    76,801            73,851             333,228                317,160
                                            ----------------   ---------------     ---------------   --------------------
   Operating income                                  38,455            34,309             149,221                137,063
   Interest expense, net                              4,452             6,896              21,448                 29,998
   Other income (expense)                             1,550             (336)                 521                  (444)
                                            ----------------   ---------------     ---------------   --------------------
   Income before income taxes                        35,553            27,077             128,294                106,621
   Income tax provision                              13,688               869              49,393                  5,864
                                            ----------------   ---------------     ---------------   --------------------
   Income before extraordinary item                  21,865            26,208              78,901                100,757
   Extraordinary item, net of tax                     1,566                -                1,566                       -
                                            ----------------   ---------------     ---------------   --------------------
   Net income                                       $20,299           $26,208             $77,335               $100,757
                                            ================   ===============     ===============   ====================
   *Pro forma net income                            $21,865           $16,652             $78,901                $65,572
                                            ================   ===============     ===============   ====================
   DILUTED EARNINGS PER SHARE
   Net income per common share                        $0.34             $0.47               $1.33                  $1.82
                                            ================   ===============     ===============   ====================
   *Pro forma net income per common share             $0.37             $0.30               $1.35                  $1.18
                                            ================   ===============     ===============   ====================
   Average shares
                                                     59,063            56,322              58,341                 55,396
                                            ================   ===============     ===============   ====================

   *Pro forma net income assumes an effective tax rate of 38.5 percent and excludes a $1.6 million extraordinary item, net of tax, related to the fourth quarter 2001 restructuring of the company's debt facilities.

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                           DAL-TILE INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                      December 28,                December 29,
                                                          2001                        2000
                                                   --------------------        --------------------
ASSETS
    Trade accounts receivable                                $ 112,629                   $ 104,352
    Inventories                                                149,679                     140,246
    Other current assets                                        25,415                      32,401
                                                   --------------------        --------------------
Total current assets                                           287,723                     276,999

    Property, plant, and equipment, net                        229,308                     224,689
    Other non-current assets                                   161,391                     168,832
                                                   --------------------        --------------------
Total assets                                                 $ 678,422                   $ 670,520
                                                   ====================        ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current portion of long-term debt                         $ 17,217                   $  55,761
    Payables and accrued expenses                              100,250                      99,614
    Other current liabilities                                    2,811                       5,321
                                                   --------------------        --------------------
Total current liabilities                                      120,278                     160,696

    Long-term debt                                             219,900                     276,017
    Other long-term liabilities                                 47,005                      21,499

Stockholders' Equity                                           291,239                     212,308

                                                   --------------------        --------------------
Total liabilities and stockholders' equity                   $ 678,422                   $ 670,520
                                                   ====================        ====================